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                                INTERLEAF, INC.

                  EXHIBIT 11-COMPUTATION OF EARNINGS PER SHARE

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

                                                           Three months ended            Nine months ended
                                                              December 31                   December 31
                                                          1995           1994           1995           1994
                                                        --------       --------       --------       --------
In thousands, except for per share amounts                    (unaudited)                   (unaudited)
PRIMARY
Weighted average shares outstanding of Common Stock       16,102         13,971         15,186         13,887
Dilutive Senior Series B Convertible Preferred Stock       1,467              -          1,929              -
Dilutive stock options                                     1,121              -          1,094              -
Dilutive stock purchase warrants                             109              -            130              -
Dilutive stock purchase plan rights                           75              -             43              -
                                                        --------       --------        -------       --------
TOTAL                                                     18,874         13,971         18,382         13,887
                                                        --------       --------        -------       --------
Net income (loss)                                       $    429       $ (5,781)       $ 1,823       $(28,491)
                                                        --------       --------        -------       --------
Net income (loss) per share                             $    .02       $   (.41)       $   .10       $  (2.05)
                                                        --------       --------        -------       --------

FULLY DILUTED
Weighted average shares outstanding of Common Stock       16,102         13,971         15,186         13,887
Dilutive Senior Series B Convertible Preferred Stock       1,467              -          1,929              -
Dilutive stock options                                     1,121              -          1,293              -
Dilutive stock purchase warrants                             129              -            249              -
Dilutive stock purchase plan rights                           75              -             45              -
                                                        --------       --------        -------       --------
TOTAL                                                     18,894         13,971         18,702         13,887
                                                        --------       --------        -------       --------
Net Income (Loss)                                       $    429       $ (5,781)       $ 1,823       $(28,491)
                                                        --------       --------        -------       --------
Net Income (Loss) per share                             $    .02       $   (.41)       $   .10       $  (2.05)
                                                        --------       --------        -------       --------

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The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. The dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.